Exhibit 99.2

KAR Auction Services, Inc.
Q1 2015 Supplemental Financial Information
May 5, 2015

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.
The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended March 31, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$22.5	$25.0	$21.0	$(14.0)	$54.5
Add back:
Income taxes	14.9	15.3	12.8	(8.4)	34.6
Interest expense, net of interest income	0.1	--	5.1	15.7	20.9
Depreciation and amortization	20.2	19.6	7.8	3.3	50.9
Intercompany interest	12.8	9.4	(4.3)	(17.9)	--
EBITDA	70.5	69.3	42.4	(21.3)	160.9
Adjustments per the Credit Agreement	6.5	(0.3)	(4.6)	(0.3)	1.3
Adjusted EBITDA	$77.0	$69.0	$37.8	$(21.6)	$162.2

	Three Months Ended March 31, 2014
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$15.8	$20.6	$17.9	$(33.6)	$20.7
Add back:
Income taxes	8.9	11.9	10.9	(21.9)	9.8
Interest expense, net of interest income	0.3	0.1	4.5	19.2	24.1
Depreciation and amortization	19.5	18.8	7.5	2.3	48.1
Intercompany interest	12.3	9.4	(5.3)	(16.4)	--
EBITDA	56.8	60.8	35.5	(50.4)	102.7
Adjustments per the Credit Agreement	9.9	3.5	(0.7)	31.7	44.4
Adjusted EBITDA	$66.7	$64.3	$34.8	$(18.7)	$147.1

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	March 31, 2015

Net income (loss)	$50.8	$47.5	$50.3	$54.5	$203.1
Add back:
Income taxes	30.1	28.4	27.4	34.6	120.5
Interest expense, net of interest income	20.8	20.2	20.8	20.9	82.7
Depreciation and amortization	48.3	48.9	51.3	50.9	199.4
EBITDA	150.0	145.0	149.8	160.9	605.7
Other adjustments per the Credit Agreement	0.9	1.0	0.6	0.9	3.4
Non-cash charges	6.7	6.8	2.0	4.3	19.8
AFC interest expense	(3.5)	(3.7)	(3.9)	(3.9)	(15.0)
Adjusted EBITDA	$154.1	$149.1	$148.5	$162.2	$613.9

Segment Results
ADESA Results

	Three Months Ended March 31,
(Dollars in millions)	2015	2014
ADESA revenue	$328.0	$298.1
Cost of services*	187.1	170.2
Gross profit*	140.9	127.9
Selling, general and administrative	68.5	69.9
Depreciation and amortization	20.2	19.5
Operating profit	$52.2	$38.5
EBITDA	$70.5	$56.8
Adjustments per the Credit Agreement	6.5	9.9
Adjusted EBITDA	$77.0	$66.7
* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended March 31, 2015 and 2014
Revenue
Revenue from ADESA increased $29.9 million, or 10%, to $328.0 million for the three months ended March 31, 2015, compared with $298.1 million for the three months ended March 31, 2014. The increase in revenue was primarily a result of an 8% increase in the number of vehicles sold, as well as a 2% increase in revenue per vehicle sold, which includes the impact of a decrease in revenues of $6.1 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to an increase in institutional volume, including vehicles sold on our online only platform, as well as a 1% increase in dealer consignment units sold for the three months ended March 31, 2015 compared with the three months ended March 31, 2014. Online sales volumes for ADESA represented approximately 40% of the total vehicles sold in the first quarter of 2015, compared with approximately 39% in the first quarter of 2014. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which represent over half of ADESA's online sales volume. ADESA sold approximately 141,000 and 128,000 vehicles through its online only offerings in the first quarter of 2015 and 2014, respectively. For the three months ended March 31, 2015, dealer consignment vehicles represented approximately 47% of used vehicles sold at ADESA physical auction locations, compared with approximately 50% for the three months ended March 31, 2014. Vehicles sold at physical auction locations increased 7% in the first quarter of 2015, compared with the first quarter of 2014. The used vehicle conversion percentage at physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 62.8% for the three months ended March 31, 2015, compared with 63.6% for the three months ended March 31, 2014.
Total revenue per vehicle sold increased 2% to approximately $546 for the three months ended March 31, 2015, compared with approximately $536 for the three months ended March 31, 2014. Physical auction revenue per vehicle sold increased $18 or 3%, to $681 for the three months ended March 31, 2015, compared with $663 for the three months ended March 31, 2014. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in ancillary and other related services revenue. Online only auction revenue per vehicle sold decreased $7 to $107 for the three months ended March 31, 2015, compared with $114 for the three months ended March 31, 2014. The decrease in online only auction revenue per vehicle sold was attributable to a decline in fees per car sold, primarily due to an increase in the number of cars sold in closed private label sales, which includes sales to grounding dealers. The revenue per vehicle sold in a closed private label sale is lower than the revenue per vehicle sold in an open online only auction.
Gross Profit
For the three months ended March 31, 2015, gross profit for ADESA increased $13.0 million, or 10%, to $140.9 million, compared with $127.9 million for the three months ended March 31, 2014. Gross profit for ADESA was 43.0% of revenue for the three months ended March 31, 2015, compared with 42.9% of revenue for the three months ended March 31, 2014. The increase in gross profit for the three months ended March 31, 2015, compared with the three months ended March 31, 2014, was primarily the result of the increase in vehicles sold.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment decreased $1.4 million, or 2%, to $68.5 million for the three months ended March 31, 2015, compared with $69.9 million for the three months ended March 31, 2014, primarily due to a decrease in stock-based compensation expense of $6.0 million and fluctuations in the Canadian exchange rate of $1.2 million, partially offset by increases in compensation expense of $1.6 million, acquisition-related professional fees of $1.0 million, incentive-based compensation expense of $0.9 million, marketing expenses of $0.7 million, travel expenses of $0.6 million, as well as the write-off of certain assets of $0.8 million.
IAA Results

	Three Months Ended March 31,
(Dollars in millions)	2015	2014
IAA revenue	$238.0	$225.0
Cost of services*	146.6	137.9
Gross profit*	91.4	87.1
Selling, general and administrative	22.1	26.2
Depreciation and amortization	19.6	18.8
Operating profit	$49.7	$42.1
EBITDA	$69.3	$60.8
Adjustments per the Credit Agreement	(0.3)	3.5
Adjusted EBITDA	$69.0	$64.3
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended March 31, 2015 and 2014
Revenue
Revenue from IAA increased $13.0 million, or 6%, to $238.0 million for the three months ended March 31, 2015, compared with $225.0 million for the three months ended March 31, 2014. The increase in revenue was a result of an increase in vehicles sold of approximately 8% for the three months ended March 31, 2015, partially offset by a 2% decrease in revenue per vehicle sold, related to lower average auction prices. IAA's total loss vehicle inventory has increased approximately 20% at March 31, 2015, as compared to March 31, 2014. Vehicles sold under purchase agreements were approximately 7% of total salvage vehicles sold for the three months ended March 31, 2015, compared with approximately 6% for the three months ended March 31, 2014. Online sales volumes for IAA for the three months ended March 31, 2015 and 2014 represented over half of the total vehicles sold by IAA.
Gross Profit
For the three months ended March 31, 2015, gross profit at IAA increased to $91.4 million, or 38.4% of revenue, compared with $87.1 million, or 38.7% of revenue, for the three months ended March 31, 2014. The increase in gross profit was mainly attributable to a 6% increase in revenue, partially offset by a 6% increase in cost of services.  The increase in cost of services was primarily attributable to variable cost increases related to the increase in volume specifically pertaining to towing and processing costs, as well as labor and occupancy related costs.
Selling, General and Administrative
Selling, general and administrative expenses at IAA decreased $4.1 million, or 16%, to $22.1 million for the three months ended March 31, 2015, compared with $26.2 million for the three months ended March 31, 2014. The decrease in selling, general and administrative expenses was primarily attributable to a decrease in stock-based compensation expense of $3.5 million, as well as decreases in marketing expenses, non-income based taxes and incentive-based compensation expense, partially offset by an increase in telecom and information technology costs.
AFC Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2015	2014
AFC revenue	$66.4	$60.7
Cost of services*	18.4	16.4
Gross profit*	48.0	44.3
Selling, general and administrative	7.1	8.8
Depreciation and amortization	7.8	7.5
Operating profit	$33.1	$28.0
EBITDA	$42.4	$35.5
Adjustments per the Credit Agreement	(4.6)	(0.7)
Adjusted EBITDA	$37.8	$34.8

Loan transactions	411,682	375,215
Revenue per loan transaction, excluding “Other service revenue”	$145	$147
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended March 31, 2015 and 2014
Revenue
For the three months ended March 31, 2015, AFC revenue increased $5.7 million, or 9%, to $66.4 million, compared with $60.7 million for the three months ended March 31, 2014. The increase in revenue was the result of a 10% increase in loan transactions and an increase of 20% in "Other service revenue" generated by PWI, for the three months ended March 31, 2015, compared with the same period in 2014, partially offset by a 1% decrease in revenue per loan transaction for the three months ended March 31, 2015. In addition, managed receivables increased to $1,355.8 million at March 31, 2015 from $1,107.9 million at March 31, 2014.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $2, or 1%, primarily as a result of a decrease in fee income, as well as fluctuations in the Canadian exchange rate, partially offset by increases in other revenue, average loan values and average portfolio duration, as well as a decrease in the provision for credit losses. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the three months ended March 31, 2015, gross profit for the AFC segment increased $3.7 million, or 8%, to $48.0 million, or 72.3% of revenue, compared with $44.3 million, or 73.0% of revenue, for the three months ended March 31, 2014, primarily as a result of a 9% increase in revenue, partially offset by a 12% increase in cost of services. The increase in cost of services and the decrease in gross margin percentage was primarily the result of increases in compensation expense and expenses associated with PWI.

Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.7 million, or 19%, to $7.1 million for the three months ended March 31, 2015, compared with $8.8 million for the three months ended March 31, 2014. The decrease was primarily attributable to a decrease in stock-based compensation expense of $1.8 million.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Cash and cash equivalents	$178.4	$152.9	$251.2
Restricted cash	14.2	17.0	14.9
Working capital	497.1	484.3	403.2
Amounts available under credit facility*	250.0	250.0	250.0
Cash flow from operations	86.1		92.3

*KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement, which was undrawn as of March 31, 2015. There were related outstanding letters of credit totaling approximately $28.6 million, $25.1 million and $26.4 million at March 31, 2015, December 31, 2014 and March 31, 2014, respectively, which reduced the amount available for borrowings under the credit facility.

We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the three months ended March 31, 2015, the Company used cash of $25.1 million to purchase property, plant, equipment and computer software.

Operating Adjusted Net Income and Operating Adjusted Net Income Per Share
Depreciation expense for property and equipment and amortization expense of capitalized internally developed software costs relate to ongoing capital expenditures; however, amortization expense associated with acquired intangible assets, such as customer relationships, software, tradenames and noncompete agreements are not representative of ongoing capital expenditures, but have a continuing effect on our reported results. Non-GAAP financial measures of operating adjusted net income and operating adjusted net income per share, in the opinion of the company, provide comparability to other companies that may not have incurred these types of non-cash expenses or that report a similar measure. In addition, net income and net income per share have been adjusted for certain other charges, as seen in the following reconciliation.

The following table reconciles operating adjusted net income and operating adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended March 31,
(In millions, except per share amounts)	2015	2014

Net income	$54.5	$20.7
Acquired amortization expense, net of tax (1)	12.9	14.5
Loss on extinguishment of debt, net of tax (2)	--	20.6
Operating adjusted net income	$67.4	$55.8

Net income per share – diluted	$0.38	$0.15
Acquired amortization expense, net of tax	0.09	0.10
Loss on extinguishment of debt, net of tax	--	0.15
Operating adjusted net income per share – diluted	$0.47	$0.40

Weighted average diluted shares	143.9	140.9

(1)	Acquired amortization expense was $21.1 million ($12.9 million net of tax) and $21.3 million ($14.5 million net of tax) for the three months ended March 31, 2015 and 2014, respectively.

(2)	We incurred a loss on the extinguishment of debt totaling $30.3 million ($20.6 million net of tax) for the three months ended March 31, 2014.

Non-GAAP Financial Measures
The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income, adjusted net income per share, operating adjusted net income and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.
Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.